Exhibit 99.1

Creative Vistas Announces Third Quarter Results

WHITBY ON – (BUSINESS WIRE) – November 24, 2004 -- Creative Vistas, Inc., (OTCBB: CVSA), a leading provider of integrated electronic security and surveillance systems, announced today third quarter and nine month results for the period ended September 30, 2004.  The Company reported revenue of $2,339,569 for the 2004 third quarter, versus $2,372,578 for the year earlier period. All of the revenue was generated by the Company’s wholly owned subsidiary AC Technical Systems. Creative Vistas reported a loss from operations of $(100,081), versus net income of $24,270 in the 2003 third quarter. The Company reported a net loss for the 2004 third quarter of $(567,560), or $($0.06) per share, versus net income of $2,937, or $0.01 per share for the same period a year earlier. The 2004 third quarter results were impacted by a one-time pre-tax charge of $607,738 in connection with the Company’s acquisition of AC Technical. Gross margin increased from 33.3% to 35.6% due to a higher percentage of service revenue and superior technology enabling capabilities.

For the nine months ended September 30, 2004, the Company reported revenue of $6,353,130 versus $6,525,419 in the nine months ended in September 2003. The Company reported a loss from operations of $(207,220), versus operating income of $ 122,574 in the 2003 comparable period. The Company reported a net loss of $645,004, or $($0.06 ) per share, versus net income of $77,137, or $0.01 per share in the same period for 2003. The 2004 results were impacted by a one-time pre-tax charge of $607,738 in connection with the Company’s acquisition of AC Technical. Gross margin increased from 37.6% to 41.3% due to a higher percentage of service revenue and superior technology enabling capabilities. Creative Vistas ended the third quarter with cash and cash equivalents of $2.8 million.

“During this year, we have made many investments in research and development and engineering to maintain our competitive advantage through the creation of cutting-edge security technologies,” said Sayan Navaratnam, Chief Executive Officer of Creative Vistas. “We also acquired AC Technical, which has provided us with a base to consolidate the security sector. The combination of organic growth, as a result of increased interest in our security products and services from both the government and retail sectors, and acquisitions will give us the scale to meet the challenges that are created daily in today’s environment. We have expanded our marketing and engineering capabilities to enable us to meet this demand. We believe that our AC Technical Systems subsidiary has the personnel, products and expertise to continue to build on its leading position as a provider of advanced integrated security systems.”

About Creative Vistas, Inc.:

Creative Vistas, Inc., through its wholly-owned subsidiary AC Technical Systems Ltd, is a leading provider of integrated electronic security and surveillance systems. It provides its systems to various high profile clients including: Government, School Boards, Retail outlets, Banks, and Hospitals. The Company has positioned itself as a leading provider of highly advanced integrated security systems. AC Technical Systems, has offices in Ontario, Canada.

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:

     For more information contact:

     Creative Vistas, Inc.

     (905) 666-8676

Ed Lewis,

CEOcast, Inc. for Creative Vistas, Inc.

(212) 732-4300

SOURCE: Creative Vistas, Inc.